Exhibit 99.2

July 28, 2008

BY FACSIMILE AND OVERNIGHT COURIER

Craig O. Morrison

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio  43215

Facsimile: (614) 225-7495

Joshua J. Harris

Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY  10019
Facsimile: (212) 515-3288

Dear Josh and Craig:

I am disappointed by your letter dated July 25, 2008.  In the previous weeks you have repeatedly alleged that there are issues regarding the solvency of a post-merger Hexion and the sufficiency of funds available under the Commitment Letters.  Your decision to refuse our assistance in helping you obtain additional financing seems at odds with your prior public statements that you are prepared to undertake the efforts required of you under the Merger Agreement to consummate the Merger.

We will once again try to be clear: Hexion’s obligations are not limited to seeking Alternative Financing.  Hexion assumed all financing risk in connection with our Merger.  This is not a characterization, but an inarguable conclusion as the Merger Agreement has no financing condition.  This is what we negotiated with Apollo and its advisors.  This is what is set forth in agreement we executed with Hexion.  When the required antitrust/competition conditions are satisfied (and we remind you of your hell-or-high-water obligation in that regard), and the Court has determined that no Material Adverse Effect has occurred, you will be expected to close the Merger.

Based on your words and actions to date there appears to be a fundamental disconnect between you and us as to Hexion’s obligations to secure the funds necessary to consummate the Merger.  You seem to believe that the provision in the Merger Agreement referring to your obligation to seek Alternative Financing is somehow your sole obligation with respect to financing in the event a solvency or funding issue were to arise.  We disagree.

10003 Woodloch Forest Drive, The Woodlands, Texas 77380

Tel:  281-719-6000 Fax:  281-719-6416 www.huntsman.com

You have agreed in the Merger Agreement not only to seek Alternative Financing, but to use your “reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, …all things necessary, proper or advisable to consummate the Merger.”  Perhaps more importantly, you have agreed, without any limitation based on the use of any particular level of efforts, to provide to us and our Board of Directors, a solvency letter opining that, immediately after the consummation of the Merger, the post-Merger Hexion would be solvent.  This absolute obligation is not tied to your “Financing” (or “Alternate Financing”) and requires you to take the steps necessary to procure a solvency letter.  Hence, our belief that your obligation to deliver the funds required under the Merger Agreement is absolute, and that it would behoove you to be seeking additional or supplemental financing.  To date Hexion’s failures in this regard can be nothing less than an intentional breach of the Merger Agreement.  Ultimately, the Court will decide which of us is correct, but we are quite confident that our views will prevail.

This fundamental disconnect is reflected in the mandate you have given Gleacher – as you say in your letter they have been tasked with securing “Alternate Financing”, but not the additional financing the potential investors that have approached us are willing to provide.  As we have repeatedly stated, there is nothing to indicate that the financing under the Commitment Letters has become unavailable.  Rather, you have taken unilateral actions to sabatoge that financing and then sought refuge in court.  Despite these actions, and in an effort to do what is best for Huntsman stockholders, we are seeking to help Hexion in receiving financing that would compliment the financing contemplated by the Commitment Letters.  If Gleacher is willing to discuss additional financing, we would gladly refer them to Gleacher.  But since they are not, then why waste anyone’s time.

We repeat our request for your consent to provide Hexion confidential information, including, but not limited to, the Commitment Letter, to potential investors.  In the absence of your consent we will proceed with our discussions in compliance with all applicable disclosure prohibitions.  Please do not hesitate to contact me directly with any questions or comments that you may have.

Sincerely,

Peter R. Huntsman
President and Chief Executive Officer

cc:	William Carter	Jeffrey B, Floyd
	Hexion Specialty Chemicals, Inc.	Vinson & Elkins L.L.P.
	180 East Broad Street	1001 Fanin, Suite 2500
	Columbus, Ohio 43215	Houston, Texas 77002
	Facsimile: (614) 225-7495	Facsimile: (713) 615-5660

	Andrew J. Nussbaum	John A. Marzulli, Jr.
	Wachtell, Lipton, Rosen & Katz	Shearman & Sterling LLP
	51 West 52nd Street	599 Lexington Avenue
	New York, New York 10019	New York, New York 10022
	Facsimile: (212) 403-2000	Facsimile: (212) 848-7179